Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

August 14, 2024

Douglas Elliman Inc.,

4400 Biscayne Boulevard,

Miami, Florida 33137.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 40,854,085 shares of common stock, par value $0.01 per share, of Douglas Elliman Inc., a Delaware corporation (the “Company”), issuable upon conversion of the 7.0% Senior Secured Convertible Promissory Notes due July 2, 2029 issued by the Company (the “Notes” and, such shares of common stock issuable upon conversion of the Notes, the “Securities”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act and the Securities have been duly issued upon the conversion of the Notes in accordance with the terms thereof, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Douglas Elliman Inc.	-2-

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP